GREAT-WEST FUNDS, INC.

DISTRIBUTION AND SERVICE PLAN

Class L Shares

Article I. The Plan

This Distribution and Service Plan (the “Plan”) sets forth the terms and conditions on which Great-West Funds, Inc., a series investment company (“Great-West Funds”), on behalf of the series of Great-West Funds listed in Schedule A hereto, as may be amended from time to time (the “Funds”), will, after the effective date hereof, pay certain amounts to GWFS Equities, Inc. and each successor distributor of Class L shares of the Funds (the “Distributor”) in connection with the provision by the Distributor of certain services to the Funds and their Class L shareholders, as set forth herein. Certain of such payments by a Fund may, under Rule 12b-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”), be deemed to constitute the financing of distribution by the Fund of its Class L shares. This Plan describes all material aspects of such financing as contemplated by the Rule and, to the extent applicable, shall be administered and interpreted, and implemented and continued, in a manner consistent with the Rule.

Article II. Distribution and Service Expenses

Each Fund shall pay to the Distributor a fee in the amount specified in Article III hereof as compensation for distribution of Class L shares and for providing or arranging for the provision of services to Class L shareholders (which, for purposes of the Plan, include beneficial owners of Class L shares). Such fee may be spent by the Distributor on any activities or expenses primarily intended to result in the sale of Class L shares of the Fund and/or for providing or arranging for the provision of services to the Fund’s Class L shareholders, including, but not limited to:

(a)	compensation to and expenses, including overhead and telephone expenses, of employees of Distributor engaged in the distribution of Class L shares;

(b)	printing and mailing of prospectuses, statements of additional information, and reports for existing and prospective investors of Class L shares;

(c)	compensation to broker/dealers and other financial intermediaries to pay or reimburse them for their services or expenses in connection with the distribution or servicing of Class L shares;

(d)	expenses relating to the development, preparation, printing, and mailing of Fund advertisements, sales literature, and other promotional materials describing and/or relating to the Fund;

(e)	expenses of holding seminars and sales meetings designed to promote the distribution of Class L shares;

(f)	expenses of obtaining information and providing explanations to investors regarding Fund investment objectives and policies and other information about the Fund, including performance;

(g)	expenses of training sales personnel regarding the Fund;

(h)	expenses of compensating sales personnel in connection with the sale of Class L shares of the Fund;

(i)	expenses of personal services and/or maintenance of shareholder accounts with respect to Class L shares attributable to such accounts;

(j)

compensation to broker/dealers and other financial intermediaries to pay or reimburse them for their services or expenses in connection with the education of individual retirement account (“IRA”) owners regarding the Fund at rollover and assisting in the enrollment process with respect to the Fund; and

(k)

compensation to providers of IRAs that offer the Fund on their platforms to pay or reimburse them for their services or expenses in connection with providing services with respect to Class L shares and/or for the ongoing cost of participation on the platform.

Beneficial owners of Class L shares may include, without limitation, owners of variable annuities and variable life insurance policies having one or more Funds as investment options (“Variable Contracts”), owners of IRAs, or participants in participant-directed retirement or college savings plans having one or more Funds as investment options.

Financial intermediaries may include, without limitation, insurance companies that issue Variable Contracts, the distributors of the Variable Contracts, IRA custodians or trustees, plan administrators, or a designee of any such persons that provides the services described above.

Article III. Expenditures

The expenditures to be made by a Fund pursuant to this Plan, and the basis upon which such expenditures will be made, shall be determined by Great-West Funds on behalf of the Fund, and such expenditures shall equal 25 basis points (0.25%) of the average daily net asset value of the Class L shares of the Fund (determined in accordance with the Fund’s prospectus as from time to time in effect) on an annual basis to cover distribution and/or shareholder services expenses. All such expenditures shall be calculated and accrued daily and paid monthly or at such intervals as the Board of Directors of Great-West Funds (the “Board of Directors”) shall determine.

Article IV. Expenses Borne by the Funds

Notwithstanding any other provision of this Plan, a Fund may bear its respective expenses under any administrative services agreement, as from time to time in effect as set forth in the Fund’s current prospectus. Except as otherwise contemplated by this Plan, no Fund shall, directly or indirectly, engage in financing any activity which is primarily intended to result in the sale of shares of the Fund.

To the extent that any investment management and administration fees paid by a Fund might be considered as indirectly financing any activity which is primarily intended to result in the sale of the Fund’s shares, the payment by the Fund of such fees hereby is authorized under this Plan.

Article V. Approval by Shareholders

This Plan shall not take effect until it has been approved (a) by a vote of a majority of the outstanding voting Class L shares of each Fund, if adopted after any public offering of such securities or the sale of such securities to persons who are not affiliated persons of Great-West Funds, affiliated persons of such persons, promoters of Great-West Funds, or affiliated persons of such promoters, and (b) by a vote of the Board of Directors, as described in Article VI.

Article VI. Approval by Board of Directors

This Plan shall not take effect until it has been approved, together with any related agreements, by votes cast in person or otherwise, as permitted by the 1940 Act, rules, interpretations or exemptive relief thereunder, at a meeting called for the purpose of voting on this Plan and any such related agreements, of a majority of both (i) the Board of Directors and (ii) those Directors of Great-West Funds who are not “interested persons” of Great-West Funds and have no direct or indirect financial interest in the operation of this Plan or in any agreements related to this Plan (the “Independent Directors”).

Article VII. Continuance

To the extent required by applicable law, including, without limitation, Rule 12b-1 under the 1940 Act, or as otherwise determined by the Board, this Plan and any related agreement shall continue in effect for a period of more than one year after it takes effect only for as long as such continuance is specifically approved at least annually in the manner described in Article VI.

Article VIII. Information

To the extent required by applicable law, including, without limitation, Rule 12b-1 under the 1940 Act, or as otherwise determined by the Board, the Distributor (and any other person authorized to direct the disposition of monies paid or payable by a Fund pursuant to this Plan or any related agreement) shall provide to the Board of Directors, and the Directors shall review, at least quarterly, a written report of the amounts so expended pursuant to this Plan and the purposes for which such expenditures were made.

Article IX. Termination

This Plan may be terminated with respect to a Fund at any time (a) by vote of a majority of the Independent Directors, or (b) by vote of a majority of the outstanding voting Class L shares of the Fund.

Termination or discontinuance of the Plan with respect to one Fund shall not affect the continued effectiveness of this Plan with respect to the shares or classes of any other Fund.

Article X. Agreements

To the extent required by applicable law, including, without limitation, Rule 12b-1 under the 1940 Act, or as otherwise determined by the Board, each agreement with any person relating to implementation of this Plan shall be in writing, and each agreement related to this Plan shall provide:

(a)

That such agreement may be terminated with respect to a Fund at any time, without payment of any penalty, by vote of a majority of the Independent Directors or by vote of a majority of the outstanding voting Class L shares of the Fund, on not more than 60 days’ written notice to any other party to the agreement; and

(b)	That such agreement shall terminate automatically in the event of its assignment.

Article XI. Amendments

This Plan may not be amended to increase materially the amount to be spent for distribution with respect to a Fund without the approval of a majority of the outstanding voting Class L shares of the Fund. No material amendment to this Plan shall be effective unless it is approved by the Board of Directors in the manner described in Article VI.

Article XII. Preservation of Documents

Great-West Funds shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made to the Board of Directors pursuant to Article VIII for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

Article XIII. Fund Governance Standards

While this Plan is in effect, the Board of Directors shall satisfy the applicable provisions of the fund governance standards as defined in the Rule 0-1(a)(7) under the 1940 Act.

Article XIV. Defined Terms

As used in this Plan, the term “majority of the outstanding voting Class L shares” shall have the same meaning as the term “Majority of the outstanding voting securities” has in the 1940 Act, and the terms “affiliated person,” “assignment,” “interested person” and “promoter” shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

Adopted on October 11, 2010, as further adopted on February 24, 2011 and March 23, 2011 (adding additional Funds as indicated on Schedule A), September 20, 2011, April 11, 2012, September 20, 2012, June 11, 2015, December 17, 2015, February 9, 2016, February 23, 2017, September 20, 2017, June 21, 2018, September 18, 2018 and April 21, 2020.

Effective as of April 21, 2020.

SCHEDULE A

FUNDS

Great-West International Index Fund*

Great-West S&P Mid Cap 400® Index Fund*

Great-West Lifetime 2015 Fund*

Great-West Lifetime 2020 Fund**

Great-West Lifetime 2025 Fund*

Great-West Lifetime 2030 Fund**

Great-West Lifetime 2035 Fund*

Great-West Lifetime 2040 Fund**

Great-West Lifetime 2045 Fund*

Great-West Lifetime 2050 Fund**

Great-West Lifetime 2055 Fund*

Great-West Lifetime 2060 Fund^^

Great-West SecureFoundation® Balanced Fund*

Great-West SecureFoundation® Lifetime 2020 Fund*

Great-West SecureFoundation® Lifetime 2025 Fund*

Great-West SecureFoundation® Lifetime 2030 Fund*

Great-West SecureFoundation® Lifetime 2035 Fund*

Great-West SecureFoundation® Lifetime 2040 Fund*

Great-West SecureFoundation® Lifetime 2045 Fund*

Great-West SecureFoundation® Lifetime 2050 Fund*

Great-West SecureFoundation® Lifetime 2055 Fund*

Great-West SecureFoundation® Lifetime 2060 Fund^^

Great-West Short Duration Bond Fund+

Great-West U.S. Government Securities Fund+

Great-West Core Bond Fund+

Great-West Bond Index Fund+

Great-West Multi-Sector Bond Fund+

Great-West High Yield Bond Fund+

Great-West Global Bond Fund+

Great-West Loomis Sayles Small Cap Value Fund+

Great-West Invesco Small Cap Value Fund+

Great-West S&P Small Cap 600® Index Fund+

Great-West Mid Cap Value Fund+

Great-West Ariel Mid Cap Value Fund+

Great-West T. Rowe Price Mid Cap Growth Fund+

Great-West S&P 500® Index Fund+

Great-West Large Cap Growth Fund+

Great-West Large Cap Value Fund^

Great-West International Value Fund+

Great-West International Growth Fund+

Great-West Conservative Profile Fund+

Great-West Moderately Conservative Profile Fund+

Great-West Moderate Profile Fund+

Great-West Moderately Aggressive Profile Fund+

Great-West Aggressive Profile Fund+

Great-West Real Estate Index Fund#

Great-West Small Cap Growth Fund@

Great-West Emerging Markets Equity Fund&

Great-West Inflation-Protected Securities Fund&

Great-West Core Strategies: Flexible Bond Fund++

Great-West Core Strategies: Inflation-Protected Securities Fund++

Great-West Core Strategies: International Equity Fund++

Great-West Core Strategies: Short Duration Bond Fund++

Great-West Core Strategies: U.S. Equity Fund++

*Plan adopted on October 11, 2010

+Plan adopted on February 24, 2011

^Plan adopted on March 23, 2011

#Plan adopted on September 20, 2012

@Plan adopted on June 11, 2015

**Plan adopted on February 9, 2016

&Plan adopted on September 20, 2017

++ Plan adopted on June 21, 2018

^^Plan adopted on September 18, 2018